EXHIBIT 10.22

Tax Protection Agreement

This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of December 10, 2015, by and among Retail Opportunity Investments Corp., a Maryland corporation (the “REIT”), Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and each Protected Partner identified as a signatory on Schedule I, as amended from time to time.

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement dated December 1, 2015 between the REIT, the Operating Partnership and the “Owner” signatory thereto (the “Acquisition Agreement”), the REIT intends cause the Operating Partnership to acquire the real property and improvements commonly known as Sternco Shopping Center located at 14625 NE 20th St., Bellevue, WA (the “Property”) from the Owner in exchange for OP Units (as defined below); and

WHEREAS, in connection with the Contribution Agreement, the REIT and the Operating Partnership shall enter into this Agreement with Owner and each Protected Partner, who is receiving units of partnership interest in the Operating Partnership (“OP Units”) by distribution from Owner following the transactions effected pursuant to the Contribution Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Capitalized terms employed herein and not otherwise defined shall have the meanings assigned to them in the Acquisition Agreement. Otherwise, for purposes of this Agreement the following definitions shall apply:

Section 1.1 Intentionally omitted.

Section 1.2 “Agreement” has the meaning set forth in the preamble.

Section 1.3 “Closing Date” means the closing of the contribution of the Property to the Operating Partnership pursuant to the Contribution Agreement.

Section 1.4 “Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.5 Intentionally omitted

Section 1.6 Intentionally omitted

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Section 1.7 Intentionally omitted

Section 1.8 “Exchange” has the meaning set forth in Section 2.1(b) of this Agreement.

Section 1.9 “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, or a conversion of the Operating Partnership into another form of entity. Notwithstanding the above, a Fundamental Transaction shall not include any transaction to the extent that a Protected Partner is offered (whether or not such offer is accepted) the opportunity to participate in such transaction in a manner such that (i) the Protected Partner receives any one or more of the following: (A) consideration approved by a majority of the Notice Partners, or (B) consideration having a value (as determined in good faith by the Board of Directors of the REIT, including a majority of its independent directors, in reliance on written advice or analysis of an independent financial advisor selected by such Board of Directors) that is substantially equivalent to the value of the OP Units held by such Protected Partner immediately prior to such transaction (but excluding from the analysis the impact of any customary lock-ups or transfer restrictions) and (ii) if such offer is accepted, the receipt of such consideration would not result in the recognition of taxable income or gain by such Protected Partner.

Section 1.10 “Gross Up Amount” has the meaning set forth in Section 1.15 under the definition of “Make Whole Amount.”

Section 1.11 Intentionally omitted

Section 1.12 Intentionally omitted

Section 1.13 Intentionally omitted

Section 1.14 Intentionally omitted

Section 1.15 “Make Whole Amount” means, with respect to any Protected Partner that recognizes gain under Section 704(c) of the Code as a result of a Tax Protection Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Tax Protection Period Transfer (taking into account any adjustments under Section 743 or 734 of the Code which such Protected Partner is entitled to offset against such income and gain) multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”); provided, however, that the Make Whole Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability.

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For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, any “reverse Section 704(c) gain” allocated to such partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account; furthermore, the total amount of 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (as set forth on Schedule I).

Section 1.16 “Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner, as applicable (reduced, in the case of Federal taxes by the deduction for state or local income taxes, but assuming limitation on full deductibility of such income taxes due to adjusted gross income levels), for the taxable year in which the event that gave rise to such payment under Section 2.2 or Section 2.4 occurred. Notwithstanding the foregoing, if a Protected Partner demonstrates to the reasonable satisfaction of the Operating Partnership that such Protected Partner’s allocation of the income or gain that gave rise to such payment will be subject to the alternative minimum tax, then the Make Whole Tax Rate for such Protected Partner shall be the highest combined statutory Federal, state and local alternative minimum tax rate (not reduced by any deduction for state or local income taxes).

Section 1.17 “Notice Partner” means, with respect to each separate Protected Partner (including its successors), (i) a single representative designated as the “Notice Partner” in a written notice from the initial Protected Partner to the Operating Partnership or (ii) if no such designation has been made, such initial Protected Partner. There shall be only one Notice Partner at any given time for each Protected Partner (including all of its successors) and in no event shall there be more than five Notice Partners. In no event may two or more Protected Partners designate the same Notice Partner. Except as provided below, in the event that a Notice Partner is unable or unwilling to continue to serve as a Notice Partner, the initial Protected Partner who designated such Notice Partner may designate a replacement Notice Partner in a written notice to the Operating Partnership. In the event that an initial Protected Partner has transferred any OP Units issued pursuant to the Contribution Agreement, then a majority of the holders of the OP Units issued to such initial Protected Partner may designate a new Notice Partner or, in the event that a Notice Partner is unable or unwilling to continue to serve as a Notice Partner, a replacement Notice Partner, in each case in a written notice to the Operating Partnership.

Section 1.18 “OP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Retail Opportunity Investments Partnership, L.P., as amended from time to time.

Section 1.19 “Pass Through Entity” means a partnership, disregarded entity, grantor trust, or S corporation for Federal income tax purposes.

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Section 1.20 “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or such Protected Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Tax Protection Period, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

Section 1.21 “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.22 “Protected Partner” means: (i) each signatory on Schedule I attached hereto, as amended from time to time; who holds OP Units on or after February 1, 2016; (ii) any person who holds OP Units on or after February 1, 2016, and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (iii) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 with respect to such Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Protected Partner in its own gross income.

Section 1.23 “Protected Property” means that certain project commonly known as Sternco Shopping Center in the City of Bellevue, County of King, State of Washington, with street address of 14625 NE 20th Street, and related personal property, and any property acquired in Exchange for the Protected Property as set forth in Section 2.1(b).

Section 1.24 Intentionally omitted

Section 1.25 Intentionally omitted

Section 1.26 Intentionally omitted

Section 1.27 “Tax Protection Period” means the ten-year period beginning on the Closing Date and ending on the tenth anniversary of the Closing Date; provided, however, that such period shall end prior to the tenth anniversary of the Closing Date with respect to any Protected Partner to the extent that, on any date after the Closing Date and prior to the tenth anniversary of the Closing Date, such Partner owns less than thirty five percent (35%) of the Common OP Units and SC Limited Participation OP Units that were originally owned by the Protected Partner as of February 1, 2016, disregarding the sale, exchange or other disposition of any such OP Units sold, exchanged or otherwise disposed of by the Protected Partner in a Permitted Disposition.

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Section 1.28 “Tax Protection Period Transfer” has the meaning set forth in Section 2.1(a) of this Agreement.

Section 1.29 “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

Section 1.30 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II - TAX PROTECTIONS

Section 2.1 Taxable Transfers.

(a) Unless the applicable Notice Partner(s) expressly consent in writing to a Tax Protection Period Transfer, during the Tax Protection Period, the Operating Partnership shall indemnify each Protected Partner as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit: (i) any Transfer of all or any portion of the Protected Property (including any interest in the Protected Property or in any entity owning, directly or indirectly, an interest in the Protected Property, other than a transfer of an OP Unit by a Protected Partner) in a transaction that results in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code with respect to the Protected Property; or (ii) any Fundamental Transaction that results in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code with respect to the Protected Property (such a Transfer or Fundamental Transaction taking place during the Tax Protection Period, a “Tax Protection Period Transfer”).

(b) Section 2.1(a) shall not apply to any Tax Protection Period Transfer of the Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property): (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of the exchanged Protected Property for the remainder of the Tax Protection Period (and, in the case of any Exchange involving a contribution of Protected Property to a partnership, such Protected Property and the partnership interest received by the Operating Partnership in such Exchange (unless such partnership interest is an interest in a successor partnership to the Operating Partnership or to the extent the Protected Partner otherwise holds an interest in such partnership) shall both be treated as Protected Property following the Exchange); (ii) as a result of the condemnation or other taking of the Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

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Section 2.2 Indemnification for Taxable Transfers.

(a) In the event of a Tax Protection Period Transfer described in Section 2.1(a), each Protected Partner shall receive from the Operating Partnership an amount of cash equal to the Make Whole Amount applicable to such Tax Protection Period Transfer. Any Make Whole Amounts required to be paid under this Section 2.2(a) shall be paid to each Protected Partner at least 5 days before April 15 of the year following the year in which the Tax Protection Period Transfer took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Operating Partnership shall make payment to such Protected Partner at least 5 days before the due date for such estimated tax payment and such payment from the Operating Partnership shall be in an amount that corresponds to the estimated tax being paid by the Protected Partner at such time, with the remaining portion of the Make Whole Amount payable at least 5 days before April 15 of the year following the year in which the Tax Protection Period Transfer took place.

(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this section, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires the Protected Property from the Operating Partnership in violation of Section 2.1(a).

(c) In the event that there has been a Tax Protection Period Transfer, the Operating Partnership shall provide to each person who is a Notice Partner) notice of the transaction or event giving rise to such Tax Protection Period Transfer not later than thirty (30) days after such Tax Protection Period Transfer. As soon as reasonably practicable after giving notice described in the preceding sentence, but in no event more than sixty (60) days after the Tax Protection Period Transfer, the Operating Partnership shall be obligated to (i) provide each Notice Partner with a detailed calculation of the amount of such Notice Partner’s Make Whole Amount for the Protected Partners represented by such Notice Partner, and (ii) provide each such Notice Partner with such evidence or verification as such Notice Partner may reasonably require as to the items necessary to confirm the calculation of such amount. In the event a Protected Partner disagrees with the Operating Partnership’s determination of a Make Whole Amount, the Operating Partnership and the Protected Partner will work in good faith to resolve such disagreement. If such disagreement cannot be resolved within fifteen (15) days after notice of such calculation was provided to the Protected Partner, then the Operating Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm, other than the REIT’s accounting firm which is currently Ernst & Young (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all computational points of any such disagreement. All determinations made by the Accounting Firm with respect to the amount of the Make Whole Amount payable to the Protected Partner shall be final, conclusive and binding on the Operating Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Operating Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Partner is more than ten percent (10%) higher than the amount proposed by the Operating Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Operating Partnership and if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Partner is more than ten percent (10%) less than the amount proposed by the Operating Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner. The Operating Partnership shall pay any amounts finally determined under this Section 2.2(c) within the later of the time period provided in Section 2.2(a) or five (5) business days following the earlier of the date on which the parties agree to the Make Whole Amount or the date on which the Accounting Firm provides notice to the Operating Partnership and the Notice Partner of its determination as to the disputed items.

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(d) In the event a required payment is made after the date required pursuant to Section 2.2, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest plus 4%, with the prime rate as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made. In addition, if such late payment results in late tax payment penalties (excluding interest) for such Protected Partner, the payment shall include reimbursement for such penalties plus ) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) payable by the Protected Partner as a result of the receipt of any payment under this sentence.

Section 2.3 Section 704(c) Gains. The estimated amount of Section 704(c) gain allocable to each Protected Partner as of the Closing Date is set forth on Schedule I hereto. Each Protected Partner has provided the Operating Partnership with an accurate computation of such Protected Partners allocable Section 704(c) gain based on information provided to the Protected Partner by his or her tax accountant. The parties acknowledge that the initial amount of Section 704(c) gain allocated to any Protected Partner may be reduced over time as required by Section 704(c) of the Internal Revenue Code and the regulations promulgated thereunder. For purposes of this Agreement, references to Section 704(c) shall include gain recognized upon the disposition of OP Units in a Fundamental Transaction which is indemnified under Section 2.1(a)(ii) to the extent attributable to the gain which would have been recognized under Section 704(c) and subject to indemnification under Section 2.1(a)(i) upon the sale of the Protected Property.

Section 2.4 Intentionally omitted

Section 2.5 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 16.11 of the Contribution Agreement, except as otherwise provided in Section 2.2(c) hereof.

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ARTICLE III - GENERAL PROVISIONS

Section 3.1 Notices. Except as specifically set forth in this Agreement, all notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 3.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.6 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Washington, without regard to the principles of conflicts of law.

Section 3.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

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Section 3.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto. This Agreement may not be amended except by a written instrument signed by the REIT, the Operating Partnership and a majority of the Notice Partners.

Section 3.12 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.

Section 3.13 Tax Advice and Cooperation. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Each party hereto agrees to cooperate to the extent reasonably requested by any other party in connection with the filing of any tax returns or any audit, litigation or other proceeding related to taxes associated with the matters described herein, such cooperation shall include the retention and, upon request, provision of records and information that are relevant to such matters, as may reasonably be requested.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

RETAIL OPPORTUNITY INVESTMENTS CORP.,

a Maryland corporation

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title:   Chief Financial Officer

OPERATING PARTNERSHIP:

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP,

a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC,
a Delaware limited liability company,
its general partner

	By:	Retail Opportunity Investments Corp.,
a Maryland corporation
its sole member

By: /s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Tax Protection Agreement

PROTECTED PARTNERS:

ACSW, LLC, a Washington limited liability company

By: /s/ Allan Sternoff

Name: Allan Sternoff

Title: Member

ELLEN BURT LLC, a Washington limited liability company

By: /s/ Burton Sternoff

Name: Burton Sternoff

Title: Member

By: /s/ Jay Sternoff

Name: Jay Sternoff

Title: Holder

By: /s/ Nancy Sternoff

Name: Nancy Sternoff

Title: Holder

By: /s/ Richard Sternoff

Name: Richard Sternoff

Title: Holder

Tax Protection Agreement

SCHEDULE I

PROTECTED PARTNERS AND SECTION 704(c) AMOUNTS

Partner	704(c) Amount
ACSW, LLC	$9,500,000
Ellen Burt LLC	$9,500,000
Richard Sternoff	$6,500,000
Jay Sternoff	$6,500,000
Nancy Sternoff	$4,600,000